Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:

Mel Stephens

(248) 447-1624

Ed Lowenfeld

(248) 447- 4380

Lear Increases Quarterly Cash Dividend by 12%

SOUTHFIELD, Michigan, February 9, 2012 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that its Board of Directors has increased its quarterly cash dividend on the Company’s common stock to $0.14 per share from $0.125 per share, an increase of 12%. The dividend is payable on March 21, 2012 to shareholders of record at the close of business on March 2, 2012.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 98,000 employees located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

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